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Exhibit 10.1

FIRST AMENDMENT TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE—NET

        THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE—NET ("First Amendment") is made and entered into as of October 23, 2002 by and between RESEARCH VENTURE, LLC, a California limited liability company ("Lessor") and SSP SOLUTIONS, INC., a Delaware corporation formerly known as "Litronic Inc." ("Lessee"), with reference to the following:

RECITALS

A.
Lessor and Lessee entered into that certain Standard Industrial/Commercial Single Tenant Lease—Net (the "Lease") dated as of February 13, 2001, for the leasing by Lessee from Lessor of certain real property more particularly described in the Lease and now commonly known as 9012 Research Drive, Irvine, California (the "Premises"). Unless otherwise defined herein, capitalized terms used in this First Amendment shall have the same meanings as given them in the Lease.

B.
The Commencement Date of the Lease was January 16, 2002, and initial Base Rent was $73,383.00 per month. Lessee took occupancy of the Premises on or before the Commencement Date.

C.
In connection with a settlement of various claims of Lessor against Lessee arising out of the Lease, Lessor and Lessee now desire to reaffirm the Lease and to modify certain terms and provisions thereof as expressly set forth in this First Amendment.

        NOW, THEREFORE, in consideration of the foregoing Recitals, the agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

        1.    The Lease is reinstated, reaffirmed and restated herein in its entirety as if set forth in full, as a leasing of the Premises by Lessor to Lessee on the terms, provisions and conditions set forth in the Lease, as modified by this First Amendment. The Parties hereby acknowledge and agree that for all purposes, the Lease shall be deemed to be a legal, valid, binding and enforceable contract and agreement between them with respect to the leasing of the Premises.

        2.    Notwithstanding the reaffirmation of the Lease as set forth in Paragraph 1 hereof, the Lease shall be deemed modified as follows:

          (a)  Without the prior written consent of Lessor, which Lessor may withhold in its sole discretion, Lessee shall forego further occupancy of the Premises, and Lessor shall defer the further payment of Base Rent under the Lease, until December 18, 2002. From and after December 19, 2002, Lessee shall have full and complete occupancy rights of the Premises in accordance with the Lease, and Lessor shall be entitled to the payment and collection of all Rent under the Lease as modified by this First Amendment.

          (b)  Notwithstanding the provisions of Paragraph 1.5 or Paragraph 4.1 of the Lease, for the period commencing as of December 19, 2002 and ending on December 18, 2004, Base Rent shall be reduced to the amount of $55,000.00 per month. Such Base Rent shall be payable as follows: Lessee shall pay to Lessor each month without offset or deduction (except for offset or deduction of amounts of Base Rent included in any judgment obtained by Lessor pursuant to the terms of a stipulation for entry of judgment being entered into between Lessor and Lessee on or about the date of this First Amendment, to the extent such amounts of Base Rent have actually been collected by Lessor pursuant to the judgment) cash in the amount of $40,000.00, plus either (i) additional cash in the amount of $15,000.00, or (ii) at Lessee's option, an equal amount in shares of the common stock of Lessee, valued at the higher of (A) $1.30 per share, or (B) the arithmetic mean of the closing sale prices of a share of the common stock of Lessee for the 30-day period ending on the fifth day prior to the Conversion Date (as defined in that certain Subordinated Convertible Promissory issued on or about the date of this First Amendment by

  Lessee in favor of Lessor). For the months of December 2002 and December 2004, such amounts shall be prorated based on a 30-day month. In this regard, Base Rent for December 2002, shall be payable no later than December 16, 2002. Base Rent for the remainder of the twenty-four month period ending December 18, 2004 shall be due on the first (1st) day of each calendar month commencing January 1, 2003. Commencing on December 19, 2004, and thereafter for the balance of the Term, Base Rent shall be increased to the amount as set forth in Paragraph 1.5 of the Lease and as increased pursuant to Paragraph 4.1 of the Lease, payable all in cash each month in the manner set forth in Paragraph 4 of the Lease (with payment for any partial month prorated based on a 30-day month).

        3.    Lessor and Lessee acknowledge and agree that (i) Lessee has no further rights under Paragraph 2.2 of the Lease, (ii) Lessee has fully performed its "due diligence" and investigations under Paragraphs 2.4 and 2.6 of the Lease and reaffirms all of the provisions of and its agreements and waivers under Paragraphs 2.4 and 2.6 of the Lease, (iii) Lessor has completed the Improvements pursuant to the Work Letter attached to the Lease, Lessee has accepted the Improvements as so completed as to Lessor but reserves its rights under Paragraph 9 of the Work Letter, and Lessor shall have no further obligations to construct any alterations, additions or improvements to the Premises, and (iv) the contingency set forth in Paragraph 2.7 of the Lease has been satisfied and is of no further force or effect.

        4.    Except as amended and modified by this First Amendment, the terms and provisions of the Lease are hereby ratified and affirmed in all respects by Lessor and Lessee and are confirmed to be binding and controlling upon the Parties.

        IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date set forth above.

"LESSOR"			"LESSEE"
RESEARCH VENTURE, LLC, a California limited liability company			SSP SOLUTIONS, a Delaware corporation formerly known as "Litronic Inc."
By:	/s/ JACK J. KESSLER		By:	/s/ THOMAS SCHIFF
	Its:	Managing Member		Its:	CFO

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FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE—NET